UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2023

THE J. M. SMUCKER COMPANY

(Exact name of registrant as specified in its charter)

Ohio	001-05111	34-0538550
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Strawberry Lane
Orrville, Ohio		44667-0280
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (330) 682-3000

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares, no par value	SJM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 ((§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 25, 2023, The J. M. Smucker Company (the “Company”) closed its offering of $750 million aggregate principal amount of 5.900% Notes due 2028 (the “2028 Notes”), $1,000 million aggregate principal amount of 6.200% Notes due 2033 (the “2033 Notes”), $750 million aggregate principal amount of 6.500% Notes due 2043 (the “2043 Notes”) and $1,000 million aggregate principal amount of 6.500% Notes due 2053 (the “2053 Notes” and, together with the 2028 Notes, the 2033 Notes and the 2043 Notes, the “Notes”), pursuant to an Underwriting Agreement, dated as of October 11, 2023 (the “Underwriting Agreement”), with BofA Securities, Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named in Schedule I annexed thereto (collectively, the “Underwriters”).

In connection with the closing, on October 25, 2023, the Company issued and sold to the Underwriters the Notes pursuant to the Underwriting Agreement.

The Notes are governed by the Indenture, dated as of March 20, 2015 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association) (the “Trustee”), as supplemented by the Fifth Supplemental Indenture, dated as of October 25, 2023, by and between the Company and the Trustee (the “Fifth Supplemental Indenture”). The Base Indenture and the Fifth Supplemental Indenture are referred to herein collectively as the “Indenture.” Interest on the Notes will accrue from October 25, 2023 and will be payable semiannually in arrears on May 15 and November 15 of each year, beginning May 15, 2024. Interest will accrue on (i) the 2028 Notes at a rate of 5.900% per year, (ii) the 2033 Notes at a rate of 6.200% per year, (iii) the 2043 Notes at a rate of 6.500% per year and (iv) the 2053 Notes at a rate of 6.500% per year. The 2028 Notes mature on November 15, 2028, the 2033 Notes mature on November 15, 2033, the 2043 Notes mature on November 15, 2043 and the 2053 Notes mature on November 15, 2053.

The Company intends to use the net proceeds from the offering of the Notes, together with cash on hand and proceeds of other incurrences of indebtedness, to fund the cash consideration payable by the Company pursuant to that certain Agreement and Plan of Merger, dated as of September 10, 2023, by and among the Company, Hostess Brands, Inc., a Delaware corporation (“Hostess Brands”), and SSF Holdings, Inc., a Delaware corporation and wholly owned subsidiary of the Company (the “Merger”), to repay certain outstanding indebtedness of Hostess Brands and its subsidiaries (the “Refinancing”) and to pay fees and expenses in connection with the Merger and the Refinancing. The Company intends to use the balance of the net proceeds for general corporate purposes, which could include, but are not limited to, repayments of other outstanding debt (including the repayment of commercial paper outstanding), capital expenditures or working capital.

The Indenture contains certain restrictions, including a limitation that restricts the Company’s ability, and the ability of certain of its subsidiaries, to incur certain debt for borrowed money secured by liens and to engage in certain sale and leaseback transactions. The Indenture also restricts the ability of the Company, and the ability of certain of its subsidiaries, to sell all or substantially all of their assets or merge or consolidate with or into other companies, and requires the Company to offer to repurchase the Notes upon certain change of control events.

The foregoing description of the material terms of the Fifth Supplemental Indenture is qualified in its entirety by reference to the Fifth Supplemental Indenture which is filed herewith as Exhibit 4.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit

4.1	Fifth Supplemental Indenture, dated as of October 25, 2023 between the Company and U.S. Bank Trust Company, N.A. (as successor to U.S. Bank N.A.)

5.1	Opinion of Wachtell, Lipton, Rosen & Katz, dated October 25, 2023, with respect to the notes.

5.2	Opinion of Calfee, Halter & Griswold LLP, dated October 25, 2023, with respect to the notes.

104	The cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE J. M. SMUCKER COMPANY

Date: October 25, 2023

	By:	/s/ Jeannette L. Knudsen
Name: Jeannette L. Knudsen
Title: Chief Legal Officer and Secretary